Exhibit 99.1

GC China Turbine Announces the Resignation of Chief Financial Officer Chen Guijun and Director Marcus Laun, and the appointment of Gong Maosheng as Interim Chief Financial Officer

NEW YORK, NY--(Marketwire - 02/24/12) - GC China Turbine Corporation ("GC China" or the "Company") (OTC.BB:GCHT) today announced that Mr. Chen Guijun resigned as the Company's Chief Financial Officer on February 22, 2012 and Mr. Marcus Laun resigned as a member of the Company’s Board of Directors, effective as of February 17, 2012.

"I would like to thank Mr. Chen Guijun for serving as the Company's Chief Financial Officer for the past nine months and for his wisdom and guidance, and I would also like to thank Mr. Marcus Laun for serving as a member of the board of directors of the Company for his contributions," said Mr. Hou Tiexin, Chairman of the Company. "We will miss Mr. Chen Guijun and Mr. Marcus Laun and wish them the best in their futures."

The Company also announced the appointment of Mr. Gong Maosheng as Interim Chief Financial Officer effective as of February 22, 2012. An accountant by training, Mr. Gong currently works for the Company’s wholly-owned subsidiary, Wuhan Guoce Nordic New Energy Co., Ltd., where he provides financial and accounting expertise.

About GC China Turbine Corp.

GC China is a manufacturer of state-of-the-art 2-blade and 3-blade wind turbines based in Wuhan City of Hubei Province, China. The Company holds a license to manufacture what it believes is a groundbreaking technology which meets rigorous requirements for low-cost and high reliability. For more information visit: www.gcchinaturbine.com

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new officers and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Investor Relations

Todd M. Pitcher

Aspire Clean Tech Communications

Hayden Communications, International

Phone: 760-798-4938

tpitcher@aspirecleantech.com